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                                                                   EXHIBIT 10.16


                  FINANCE CONTRACT FOR PROPERTY LEASING NO 8386

Between



1 FORTIS LEASE N.V. a limited company incorporated under the laws of Belgium, with registered office at Kolonienstraat 62, 1000 Brussels, registered in the Brussels Trade Register under no 310.464, VAT no 403.269.481, represented for the purposes of this agreement by Mr FF Voorhelst and Mrs C Boogmans, who have been duly authorised to act in this respect, hereinafter referred to as "Fortis Lease" or "the owner"

and

2 XEIKON N.V., with registered office at 2640 Mortsel, Vredebaan 72, registered in the Trade Register of Antwerp under n degrees 265.170, VAT no BE434.998.973, represented for the purposes of this agreement by Mr A Buts, and Mr J Van Daele, who have been duly authorised to act in this respect in accordance with article 17 of the Memorandum and Articles of Association and who, if so required, stand surety for the company, hereinafter referred to as "the customer"


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PREAMBLE

The customer wishes to construct an industrial hall and offices.

The customer has applied for the required building permission, has had plans drawn up in line with his requirements, and has assessed the investment costs and the time required to complete the project.

The customer has applied to Fortis Lease to finance the transaction by means of leasing.

Fortis Lease has agreed to finance this transaction by acquiring the propertyright of the building ("droit de superficie" / "recht van opstal" )and leasing it to the customer through a lease agreement (" the Lease Agreement ") attached hereto.

This having been stated, the parties have agreed as follows:

ARTICLE 1: SUBJECT

By virtue of this contract and the Lease Agreement which forms an integral part thereof, the parties enter into a mutual undertaking with regard to a property leasing transaction as provided for in article 44 Section 3, 2b of the new VAT Code and Royal Decree no 30 of 29 December 1992, whereby Fortis Lease will have a building constructed in accordance with the customer's instructions. Fortis Lease will subsequently place the building at the customer's disposal against payment of rentals and an option to purchase at the end of the contract term, both rentals and option price representing insofar as the customer exercises the option to purchase on expiry of the lease, the capital outlay plus interest and the transaction costs.

ARTICLE 2: FINANCING

Fortis Lease undertakes, except in the event of "force majeure" to:

a) acquire from Xeikon a 20 year building right ( "droit de superficie" / "recht van opstal") on the land, exempt and free from all charges and mortgages, situated in the commune of Lier,

       part of the land registry section A no 299 with a surface area of 1 ha 2 a 80 ca part of the land registry section A no 301/F with a surface area
       9.075 m(2)

       part of the land registry section A no 300/A with a surface area
       12.906 m(2)

       part of the land registry section A no 322/A with a surface area
       17.460 m(2)

       part of the land registry section A no 322/B with a surface area
       6.660 m(2)

     and belonging to Xeikon, as the said land appears on the plan dated 1/3/99 submitted by Studiegroep Omgeving CBVA, Mr E. Van Vaerenbergh and Mr V. De Meulder,, chartered surveyors.

    The term of the building right will be extended by 30 years if the customer is in breach with one or more of his obligations under this contract.

    The customer acknowledges awareness of all of Fortis Lease's obligations under civil law and under the purchase contract for the land in its capacity as "opstalnemer" (owner of building right) of the land with respect to the construction of a building and operating a business in the said building. The customer undertakes to fulfill these



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    undertakings and discharges Fortis Lease from any liability in such respect.
    The customer will also compensate Fortis Lease fully for any damages which Fortis Lease may have to pay because of the customer not fulfilling his commitments.

    The notarial deed should be executed by 31/10/2000 at the latest.

b) build on this land the buildings as specified by the customer, in accordance with the plans and specifications agreed or to be agreed and in accordance with the conditions set forth below.

    The plans and specifications will be attached to this contract and will form an integral part thereof.

    All costs for any legal action which may be necessary against the prior owners of the land will be paid by the customer, unless the customer has opposed such legal action with good reason.

    Under no circumstances will the total amount to be financed by Fortis Lease exceed BEF 1.320.000.000.

    The customer undertakes to sign a Lease Agreement for the whole of the above-mentioned property, which the customer will use for his industrial activities. The parties expressly state that this agreement is not subject to the law of 30 April 1951 on commercial leases.

ARTICLE 3: RENTAL

The customer will lease the building mentioned in article 2 from Fortis Lease in accordance with the Lease Agreement, commencing on the date stipulated in article 7 for a period of 15 years, at the expiry of which the customer will have an option to purchase the building as specified in article 11. The Lease Agreement cannot be terminated upon notice.

ARTICLE 4: BUILDING TO BE FINANCED

Fortis Lease is only obliged to construct and to finance the building as scheduled in the attached plans and specifications, without prejudice to any additional agreements regarding supplementary works within the limits of the amount to be financed as specified in article 2b.

The customer is to pay for all other equipment.

The fact that the customer pays for this equipment will constitute proof that he is owner thereof and Fortis Lease will not oppose removal of, replacement of, or alteration to such equipment, even after the lease has expired, on condition that such equipment does not qualify as fixtures and fittings and that the tenant has paid all damages caused to the land or buildings.

The customer may, during the leaseperiod carry out any works necessitated by his business activities, including extensions, conversions and improvements. In this event



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Fortis Lease's prior approval must be sought. Fortis Lease may not withhold its approval without good reason.

ARTICLE 5: BUILDING MANDATE

Fortis Lease gives the customer an irrevocable mandate, free of charge, to take any decision, conclude any agreements and in general do anything that is necessary or lawful for the purpose of having the scheduled building erected on its behalf in accordance with the plans and specifications which have been agreed or are to be agreed. The customer accepts this mandate and undertakes to exercise the mandate in good faith until the final acceptance of the building.

The customer will accordingly represent Fortis Lease as the owner and prime contractor. After obtaining Fortis Lease's approval, the customer will conclude the necessary contracts with architects, contractors, suppliers and workmen in Fortis Lease's name and on Fortis Lease's behalf. Fortis Lease will either give its express approval or will be presumed to have given its tacit approval if it has not responded ten days after the customer has sent the plans and specifications, building contracts, orders and invoices for approval. The customer must employ validly registered contractors.

Fortis Lease will be entitled to supervise all the building work; this includes checking that the contracts are being correctly executed. It may not, however, hinder the progress of the work.

By mutual agreement, the parties to this agreement appoint SECO to check that the contracts are correctly executed. Their fee is to be paid by Fortis Lease and included in the amount to be financed.

The customer guarantees that all chosen contractors are registered according to the implementations of the Law concerning the economic reorientation of 4 August 1978. The customer obliges himself to opt for registered contractors to execute any works trusted to third parties. During the whole period of the execution of the contracts, he will see to it that no registrations are canceled. In case of cancellation, he will immediately inform the lessor by registered letter and this for any invoice following the cancellation. The customer will pay any penalties or fiscal or social costs which should be calculated to the lessor in accordance with the regulations stipulated in the law of 4 August 1978 and the Royal Decree of 7 October 1978.

All contracts to be concluded with contractors will retain a clause which allows the builder to suspend any payments and this from the moment of notification of cancellation of the registration, to charge the concerned contractor to pay penalties, fiscal or social costs and to break the contract in justice. The possibility to break the contract in justice must be allowed in case of banktruptcy of the contractor, extension of payments or concordat, dissolution of the contracting company, deliberate or forced remittance of the exploitation of the business by the contractor.

The customer will take any action required against the architects, building contractors, workmen etc. The costs of such action will be paid by Fortis Lease and included in the amount to be financed, subject to the limit stipulated in article 2.


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The customer will use its best efforts to ensure that the construction will be subject to provisional and final acceptance to be carried out on the dates set in the specifications which have been agreed or are to be agreed.

ARTICLE 6: PAYMENT OF INVOICES DURING THE CONSTRUCTION PHASE

The customer will have the invoices etc from the architects, builders and miscellaneous workmen drawn up in the name and address of Fortis Lease, the owner and prime contractor. Unless otherwise agreed, these bills etc, and in general all charges relating to the building specified in article 4, para 1, will be paid by Fortis Lease within the agreed time limit, after being approved by the architect and or the customer.

ARTICLE 7: COMPLETION OF THE BUILDING WORK AND START OF THE LEASE

(a) The customer's mandate provided for in article 5 does not include the authority to carry out the provisional and final acceptance. Fortis Lease alone will carry out the provisional and final acceptance; the customer will be present or will have been invited to attend by prior written notice from Fortis Lease.

       Subject to the provisions of paragraphs (b) through (d) of this Article 7, the lease will take effect on the day (the "Commencement Date") following the date of provisional acceptance, which is foreseen for:
       31/3/2002.

(b) Fortis Lease hereby covenants and agrees that it will cause construction of the building on the land and pay all costs in connection therewith in accordance with Article 2 by 31/3/2002 (the "Completion Date"). Fortis Lease may, by written notice to customer, extend the Completion Date by up to 180 days (the "Outside Completion Date").

(c) Notwithstanding the provisions of paragraph (a) of this Article 7, if the building is not completed by the Outside Completion Date due to the occurrence of a "Force Majeure Event" (as defined below), customer may either (i) waive completion of the building by the Outside Completion Date and the Lease Agreement and payment of rental shall commence or (ii) terminate the Contract upon payment of 89% of the building improvement costs to Fortis Lease. "Force Majeure Event" means with respect to the building any event the existence or potentiality of which, in the case of any event other than adverse weather conditions, was not known and would not have been discovered through the exercise of reasonable due diligence by the customer beyond the control of the customer, including, but not limited to, strikes, lockouts, adverse soil conditions, acts of God, adverse weather conditions, inability to obtain labor or materials, government activities, civil commotion and enemy action. If option (ii) is chosen, title to the property shall remain with Fortis Lease.

(d) If at any time prior to the Completion Date there occurs full destruction or expropriation of the building, in each case, the customer shall either: (i) notify Fortis Lease that it intends to waive completion of the building by the Outside Completion Date, in which case Fortis Lease (or the customer as its agent) shall promptly and diligently take all reasonable and practical steps to complete the



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       construction of the building and the Lease Agreement will commence and customer will commence paying rent on the Outside Completion Date irrespective of whether the building has been completed by such date, or
       (ii) notify Fortis Lease in writing that it intends to terminate the Contract in which event customer shall pay to Fortis Lease, on a date designated by the customer (which date shall not be more than thirty (30) days after the occurrence of the applicable event), an aggregate amount equal to 89% of the building improvement costs and on such date the Contract shall terminate and title to the property shall remain with Fortis Lease. If option (i) is chosen, rent will be calculated based upon the estimated construction cost and will be adjusted upon completion of the building.


ARTICLE 8: CHARGES AND RENTAL

The customer undertakes to pay Fortis Lease (i) any interim charges which may be due up to the starting date of the lease referred to in the preceding article and (ii) the fixed rentals throughout the duration of the lease.

The interim charges cover the interest accrued pro rata temporis on any amounts disbursed by Fortis Lease prior to the start of the lease.

The charges and rental plus the option to purchase cover the payment and financing of any amounts whatsoever disbursed by Fortis Lease for acquiring the building rights (" droit de superficie"/ "recht van opstal"), the erection of the building, and other associated transactions, including charges for judicial and other matters, insurance premiums, charges and fees due to solicitors, lawyers and other members of the professions whose services and assistance are required, indirect, non-recoverable taxes on the above-mentioned items and taxes relating to the property as a whole (property tax, taxes levied by national, regional, provincial or municipal authorities etc).

If it is necessary to exceed the amount specified in article 2, the customer will pay the balance and if required will reimburse Fortis Lease immediately with any amounts disbursed, without any interest or consideration being due to the customer and without any prejudice whatsoever to Fortis Lease's property rights over the land and the building as a whole.

ARTICLE 9: INTERIM CHARGES

The interim charges from the date on which this contract is signed until the date on which the lease comes into effect will be booked in a current account between the parties.

This current account will be balanced quarterly, the first quarter ending on
30.09.2000 and in any event when the contract comes into force, as defined in article 7.

The customer will be considered to have definitively approved the statement of account unless he contests it within ten business days. The interim charges will be calculated pro rata temporis on the amounts disbursed by Fortis Lease during the current quarter and on the last balance drawn up.

The rate applied will be the aggregate of (i) Euribor 3 months and a margin of 0.50%.


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ARTICLE 10: RENTAL SCHEDULE

As from the date on which the lease comes into effect, the rental schedule will be based on all the investments made or to be made in order to make the property as a whole available, including incidental charges and miscellaneous taxes in respect of the building, in accordance with article 8 par 3, but in any event limited to the amounts which Fortis Lease has agreed to finance, ie BEF 1.320.000.000.

A credit discount at the rate Euribor 3m less a margin of 0.50% will be allowed on the amounts paid by Fortis Lease after the lease has come into effect. A table summarising the total investment made will be attached to this agreement.

The rental will be calculated according to the formula of constant term annuities on the basis of the following items:

-   THE LENGTH OF THE LEASE: 15 years

-   THE INTERVAL AT WHICH RENTAL IS PAID: quarterly in advance

- THE NOMINAL TRANSACTION RATE: 5.59% per year (based on the interest rates applicable on 19/4/2000)

-   THE ESTIMATED AMOUNT OF THE TOTAL INVESTMENT:  BEF 1.320.000.000

- THE OPTION TO PURCHASE: BEF 806.798.000, as set forth in Article 11 and corresponding to the property's estimated fair market value at the normal date of expiration of the Lease.

-   THE RENTAL REPAYS THE AMOUNT OF THE INVESTMENT UP TO 38.8789%

On the basis of the following parameters, the quarterly rental is as follows:

The aggregate of a capital repayment of BEF 8.553.367 and interest calculated on the outstanding balance at a rate of 5.59 % (based on the interest rates applicable on 19/4/2000) (VAT excl.).

If the final cost of the investment differs from the amount initially estimated, the rental schedule will be amended to take account of the new amount.

The initial rate and consequently the rental will be revised when the contract effectively comes into force, and thereafter every five years.

The applicable interest rate at the beginning of the rent and afterwards at every revision will be determined taking into account, on the one hand, a variable interest rate which is determined in function of the duration and increased with a margin, and on the other hand the formula of the weighted average taking into account the reimbursement rythm of the capital.

A) The reference interest rates are equal to the Prime Rate at 1, 2, 3, 4 and 5 years applied by the Belgian Banks and published at 11 o'clock, 2 banking days before the day of the fixing of the transaction interest rate.


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B)  Formula of the weighted average:

    The formula of the weighted average takes into account the capital part of the rentals invoiced during the period for which the interest rate had been fixed. This formula is the following one:

              n
       (SIGMA) = (a . t . x ) + b . n . x
              t 1  t       t             n
       --------------------------------------------

       (SIGMA) = (a . t) + b . n
              t 1  t

       t = period of fixation of the interest rate

       a = % of the yearly reimbursed capital parts during the concerned periods
           (years 1 till n)

       b = % of the capital part still payable at the end of the transaction, i.e. the residual value

       x = interest rate of the period concerned.

       The sum of the percentages (a + ... + a ) + b is equal to 100.
                                    1         n

The possibility to fix the rate during the leasing contract for a period longer than 5 years is subject to the condition that N.V. Fortis Bank will have the opportunity at that moment to enter the IRS market or to enter any similar market for the periods concerned.

If for any reason the above-mentioned reference rate is no longer representative of the cost of loans for the period in question, then Fortis Lease will agree a new reference rate with the customer, which will in any event be in line with the rate applied by Fortis Bank to private companies for similar transactions at the time of the review.

If, during the lease, any costs have to be paid by Fortis Lease in connection with the building concerned, such as:

- judicial and extra-judicial costs in connection with the transaction, such as costs deriving from disputes with the neighbours, architect, contractor and others;

- direct taxes on the property as a whole (property tax, taxes levied by national, regional, provincial or municipal authorities etc);

-   any other costs disbursed by Fortis Lease within the context of this lease;

such costs are to be repaid by the customer within thirty days of Fortis Lease requesting such by registered letter. They will automatically be subject to interest at Fortis Bank's base rate plus 1.5%, with a minimum of 10% per annum. Fortis Lease undertakes to make it possible for the customer to make payment as soon as possible.

Fortis Lease reserves the right to charge a fee in the event of it being necessary for Fortis Lease to become involved, as owner of the property, in any legal proceedings, to negotiate with third parties in connection with the building or any other action required. This fee will cover Fortis Lease's administrative costs.

If the rental is paid late, late interest will automatically be charged at Fortis Bank's rate for cash advances plus 1,5 %, with a minimum of 10 % per annum.


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Any and all taxes levied on the rental will be paid by the customer.

Upon signature of this contract, the customer undertakes to give a direct debit order for rental and invoices. If this direct debit order is refused or rescinded, the rental will automatically be increased by a fixed sum of BFr 10.000.

ARTICLE 11: OPTION TO PURCHASE - OPTION TO GO ON RENTING - REMARKETING OPTION

(a) Provided there is no event of default, upon the expiry of the Lease term customer shall have the option (exercisable by giving Fortis Lease irrevocable written notice (the "election notice")) to:

       (i)    purchase the building on the expiry date at a price of BEF
              806.798.000 (eight hundred and six million seven hundred ninety eight thousand Belgian Francs) corresponding to the Property's estimated fair market value at the Lease expiration date as confirmed by the appraisal dated June 15, 2000 of JOB-BOTTEQUIN N.V. [appraiser] (the "Purchase Option Price");

       (ii)   remarket the building pursuant to the procedures described below;
              or

       (iii) continue renting the building on terms to be agreed as mutually satisfactory to Fortis Lease and to the customer.

       The election notice must be sent to Fortis Lease not earlier than 270 days and no later than 180 days prior to the expiry of the Lease Agreement. If the customer fails to deliver a request for (ii) or (iii) above by the date which is 180 days prior to the expiry of the Lease Agreement (or if customer shall have delivered a request for (iii) above but customer and Fortis Lease shall have failed to reach agreement on mutually satisfactory terms for renewal of the rental and customer shall not have thereafter delivered a request for (ii) no later than 180 days prior to expiry of the Lease Agreement), customer shall be deemed to have exercised option (i). If customer exercises its purchase option, all indirect taxes, duties, charges and fees whatsoever entailed by taking up the option and concluding the deed of sale will be paid solely by the customer.

       The notarial deed of sale must be executed within three months of the end of the lease; the price and charges will be paid on the day this deed is executed. During the period between the date on which the financing contract expires and the payment of the purchase option, the customer will pay interim interest on the amount of the purchase option at the last contracted interest rate.

       The option may be exercised and the building acquired by any third party appointed by the customer, but the customer remains jointly and severally liable for payment of the price, charges, taxes and duties.

       By exercising the option, the customer enters into an obligation to assume in his name and on his behalf all the rights and obligations deriving from the insurance policies which Fortis Lease may have been required to conclude because of the customer's failure so to do (cf article 13).



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       The customer waives all right of recourse against Fortis Lease in respect of any defects in the property sold.

(b) If customer elects the remarketing option (subparagraph ii above) customer shall market the building as non-exclusive agent for Fortis Lease, to produce a purchaser therefor on the expiry date. Customer's effective exercise and consummation of the remarketing option shall be subject to the due and timely fulfillment of each of the following conditions, the failure of any of which shall render the remarketing option null and void and constitute an event of default under the
       Contract:

       (i) Customer shall, as nonexclusive agent for Fortis Lease, use commercially reasonable efforts to sell Fortis Lease's interest in the building and will attempt to obtain the highest cash purchase price therefor. Customer will be responsible for hiring brokers and making the building available for inspection by prospective purchasers. Customer shall promptly provide any maintenance records relating to the building to Fortis Lease and any potential purchasers upon request, and shall otherwise do all things necessary to sell and deliver possession of the building to any purchaser. All such marketing of the building shall be at customer's sole expense. Customer shall allow Fortis Lease and any potential qualified purchaser access to such Property for the purpose of inspecting the same;

       (ii) Customer shall submit all bids to Fortis Lease, and Fortis Lease will have the right to review the same. All bids shall be on an all cash basis. Customer shall seek bids from one or more bona fide prospective purchasers and shall use commercially reasonable efforts to deliver to Fortis Lease not less than thirty (30) days prior to the expiry date a binding written unconditional (except as set forth below) irrevocable offer by such purchaser or purchasers offering the highest all-cash bid to purchase the building. No such purchaser shall be customer, or any subsidiary or affiliate of customer. The written offer must specify the Lease Expiry Date as the closing date. Customer shall provide Fortis Lease with such additional information about the bids and the bid solicitation procedure as Fortis Lease may request from time to time. In the event of any bona fide offer to purchase the building, Fortis Lease shall sell the building free of any liens attributable to Fortis Lease, without recourse or warranty, for cash to the purchaser or purchasers identified by customer or Fortis Lease, as the case may be, and customer shall surrender possession of the building;

       (iii) Customer shall pay directly, and not from the sale proceeds, all prorations, credits, costs and expenses of the sale of the building, whether incurred by Fortis Lease or customer;

       (iv) Customer shall pay to Fortis Lease at least two (2) business days prior to the Lease Expiry Date (or to such other person as Fortis Lease shall notify customer in writing), an amount equal to 89% of the Lease Balance (as herein defined). "Lease Balance" shall mean that portion (the "unamortized portion") of all costs incurred by Fortis Lease in connection with the acquisition and construction of the building which has not yet



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              been recovered by Fortis Lease as the capital installments of rentals invoiced to the customer under the Lease, together with all acrrued and unpaid rent;

       (v) The purchase of the building shall be consummated on the Lease Expiry Date substantially contemporaneously with customer's surrender of the building and the gross proceeds (the "gross proceeds") of the sale (i.e., without deduction for any marketing, closing or other costs, prorations or commissions) shall be paid directly to Fortis Lease; provided, however, that if, as of the expiry date, the sum of (w) the gross proceeds from the sale, plus
              (x) 89% of the Lease Balance, plus all rental paid by customer on the Lease Expiry Date, exceeds the Lease Balance as of such date, then the excess shall be paid to customer on the Lease Expiry Date;

       (vi) Customer shall have no right, power or authority to bind Fortis Lease in connection with any proposed sale of the building, other than as expressly provided herein.

       (vii) If customer exercises the remarketing option, then customer shall, on the Lease Expiry Date, and at its own cost, transfer possession of the building to the independent purchaser(s) thereof, in each case by surrendering the same into the possession of the customer or such purchaser(s), as the case may be, free and clear of all liens, in good condition, ordinary wear and tear excepted, and in compliance with all applicable laws and the provisions of the Contract and the Lease Agreement. Customer shall, on and within a reasonable time before and after the Lease Expiry Date, cooperate with Fortis Lease and the independent purchaser of the building in order to facilitate the ownership and operation by such purchaser of the building after the Lease Expiry Date, which cooperation shall include the following, all of which customer shall do on or before the expiry date or as soon thereafter as is reasonably practicable: providing all books and records regarding the maintenance and ownership of the building subject hereto and all "know-how", data and technical information relating thereto, providing a current copy of the plans and specifications, granting or assigning all licenses necessary for the operation and maintenance of the building subject hereto and cooperating in seeking and obtaining all necessary approvals.

(c) If upon the Lease Expiry Date customer is in default customer shall pay the Lease Balance to Fortis Lease.

ARTICLE 12: LIABILITY

The customer will assume full liablility towards third parties in respect of the works specified in article 4. He discharges Fortis Lease from any such liablility and guarantees Fortis Lease in this respect.

ARTICLE 13: INSURANCE



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A.  With effect from the date on which work commences until the date of the provisional acceptance, the customer will conclude at his own cost with an insurance company, approved in advance by Fortis Lease, a contractors' all risks policy (" Tous Risques Chantier" / " Alle Bouwplaatsrisico's") based on the 1984 General Conditions.

    The policy taken should at least meet the following conditions:

    Insured:  - the customer
              - Fortis Lease
              - the principal contractor
              - the sub-contractors
              - the civil engineer and engineering department of the
                construction firm
              - the architect and generally all those involved on the site.

    Cover:

    a) Section 1: Damage and loss to the works (including fire)
       1 insured value: amount of the investment + 10 % for the demolition costs 2 cover for a year
       3 excess: at the customer's discretion, with a maximum of BEF 500.000

    b) Section 2: Liability insurance
       1. basic cover: minimum of BEF 50.000.000 in all for physical and material damage
       2. disturbance to the neighbourhood (article 544 of the Belgian Civil
          Code) : cover for BEF 20.000.000, minimum excess at the customer's discretion, with a maximum excess of BEF 200.000.

    The excesses stipulated in the contract are to be paid by the insured; however, the customer undertakes to repay any payments which may for whatever be made by Fortis Lease.

    If the principal contractor has concluded a contractors' all risks policy, it will not be necessary for the customer to conclude such a policy so long as the policy take out by the principal contractor meets the above-mentioned conditions. The customer undertakes to provide Fortis Lease with a copy of the contractors' all risks policy concluded by the main contractor.

B. The customer further undertakes to conclude at his own cost, commencing on the date of the expiry of section I of the contractors' all risks policy and throughout the duration of the lease, one or more insurance policies covering at least the risks of fire, lightning, explosion, falling of aircraft and flying craft or parts thereof.

    Such insurance will be taken out on both the customer's and Fortis Lease's behalf and will at all times cover the property for the full index-linked new reconstruction value.

    Furthermore, the contract will specify the waiver of any mutual right of recourse in case of fire and annexed damages. The customer remains responsible for any loss provided with in the exceptions of the assurance contract.

    The contract should also cover the following risks:

    - commercial unemployment (operating losses)
    - neighbours' legal right of recovery

    - demolition and debris removal costs
    - the cost of the intervention of the fire brigade.

    The customer undertakes to use any monies which he receives in compensation under these policies for the purpose of having the property repaired.

    Any payment of a claim superior to 15 % of the insured capital must obtain prior consent of Fortis Lease.

    If the compensation received is not sufficient to cover the cost of restoring the property to its original state, the customer will make up the difference and restore the building immediately in its original state.

    In the event of total destruction, the customer will assume full liability and will discharge Fortis Lease and will hold them harmless in this respect. The customer will also immediately restore the property to its original condition at his own expenses.

C. For the duration of the lease, the customer will take out at his own expenses, to provide cover against claims from third parties, a legal liability and operational risks insurance policy for an amount of at least BEF 50.000.000 in all for physical and material damage.

D. In addition the customer expressly waives any right of recourse he may have against the owner as a result of any loss or damage which may occur to all or part of the rented property and expressly undertakes to have such a waiver included in any insurance policies which he is required to take out. The customer is also obliged to demand the same waiver from any person occupying the property in any capacity whatsoever.

E. The customer will have a clause included in the insurance policies which states that suspension, termination, reduction, cancellation or anihilation will only be enforceable against the owner if one month's notice is given to the owner by registered letter.

F. If the customer fails to pay the premiums due, Fortis Lease may pay them on his behalf. The customer will repay these premiums to Fortis Lease on its first demand by registered letter. Late interest will automatically be charged on the amounts of such premiums which Fortis Lease pays to the insurance company, at Fortis Bank's base rate plus 1,5%; interest will be charged from the date on which Fortis Lease makes payment to the insurance company.

    The same will apply in the event of the customer not taking out policies in line with the provisions of the contract and Fortis Lease being obliged to take out policies on his behalf.

G. Copies of the insurance policies will be sent to Fortis Lease. They should include:

    a) index-linking of the amounts insured

    b) the waiver of any recourse by the insurers against Fortis Lease

    c) the undertaking by the insurers to notify Fortis Lease of any amendment being considered to the insurance policies. Such notice should be sent to Fortis Lease at least 30 days prior to the cancellation or expiry of the contract, including in the event of the customer being in default.

ARTICLE 14: AUTHORISATIONS AND LIABILITY

The customer undertakes to complete all the necessary formalities to obtain the statutory authorisations required to implement this contract and the lease agreement. If necessary, Fortis Lease will give the customer power of attorney for this purpose.

Both before and during the validity period of the lease, the customer will comply with the relevant laws and regulations and will alone be liable to the public authorities and third parties. In this connection the customer holds Fortis Lease harmless in every respect. The customer therefore assumes any and all liability and discharges Fortis Lease and holds it harmless in this respect.

ARTICLE 15: TERMINATION

I.     If any of the following events should occur prior to the Commencement
       Date:

       A) if the granting of the titles of property on the buildings ("droit de superficie" / "recht van opstal") or the building permit is not acquired within three months after signature of the contract;

       B) if the authorisations mentioned in article 14 required for the purpose of leasing the property are not obtained or are revoked; or

       C) if, due to force majeure such as a natural disaster, war, civil war, or action taken by the public authorities, it is impossible for this contract to come into effect, provided that none of the above is due to one of the parties to the agreement; or

       D) if an event occurs which is not due to the fault, even minor, of one of the parties to this agreement, and which makes it impossible for the building to be occupied within 27 months of signature of this contract, then the provisions of Article 7(c) shall apply.

II. In the event that one of the events cited in I A, B, C or D occurs on or after the Commencement Date, the Contract will be terminated automatically and the customer will pay Fortis Lease, subject to the provisions of Subsection IV of this Article 15, the sum of the following amounts:

       - the rent remaining due discounted to present value as at the date the contract is cancelled, plus:

       - all levies and charges due as a result of the early termination of this contract, including the VAT to be repaid by Fortis Lease to the Treasury as a result of the fifteen-year VAT revision clause being applied,

       - the Purchase Option Price as defined in Article 11(a),

       - any amounts and charges disbursed by or due from Fortis Lease under the leasing contract and which have not been included in the investment amount in accordance with article 10.

       In that case, and subject to full payment by the customer of said amounts and the levies and/or taxes concerning transfer of title, title to the property will be transferred to the customer.

       The discount is as follows:

       - for the period after the next revision of the rate, at the last rate provided with in the contract, less a margin of 0,50 %;

       - the discounted amount calculated as described above and the rentals due until the next revision, at prime rate (applicable two working days before the termination of the contract) valid for the remaining period until the following revision less a margin of 0,50 %. The rediscount rate may not be superior to the transaction rate, less a margin of 0,50%.

III. In the event of the contract being terminated by reason of the customer's default pursuant to article 1184 of the Belgian Civil Code, the customer will pay Fortis Lease compensation for the loss it has suffered. The amount of this compensation will be equal to the rent remaining due discounted to present value as at the date the contract is cancelled, plus:

       - all levies and charges due as a result of the early termination of this contract, including the VAT to be repaid by Fortis Lease to the Treasury as a result of the fifteen-year VAT revision clause being applied,

       - the Purchase Option Price referred to in Article 11(a),

       - any amounts and charges disbursed by or due from Fortis Lease under the leasing contract and which have not been included in the investment amount in accordance with article 10.

       - plus a one-off sum equal to the total rental for two years.

       However, this compensation will be decreased, up to (at most) the amount of the compensation, by the sale price of the property. The costs for realising the sale of the property will be included in the compensation for loss. Should the sale-price of the property, less the costs for realising the sale of the property, be superior to the compensation, the customer will not have right to the surplus.

       The discount is as follows:

       - for the period after the first revision of the rate, at the last rate provided with in the contract, less a margin of 2%;

       - the discount calculated as described and the rentals due until the following revision, at prime rate (applicable two working days before the termination of the contract) valid for the remaining period until the following revision less a margin of 2 %. The rediscount rate may not be superior to the transaction rate, less a margin of 2%.

The compensation referred to in this article will be due on the day on which this contract is terminated.

All amounts and compensations provided for in this article and not paid on the due date will automatically produce late interest at Fortis Bank's rate for cash advances plus 1.5%, no prior notice being required. If payment is not effected within thirty days of the due date, additional interest of 1.5% will be charged.

The customer will not be entitled to claim any compensation from Fortis Lease, except in the event of serious misconduct on Fortis Lease's part. However, Fortis Lease will transfer to the customer any right of recourse which it may have against the persons responsible for the termination, up to the amount of the damage suffered by the customer. Fortis Lease reserves the right to take joint action in respect of damage which it has suffered itself.

IV.    Notwithstanding any other provision of this Article 15:

       (a) Provided there is no event of default, upon a total destruction or expropriation of the building, customer shall, not later than thirty (30) days after such occurrence, either (i) deliver to Fortis Lease a written notice stating that the Contract and the Lease Agreement shall remain in full force and effect, and at customer's sole cost and expense, customer shall promptly and diligently restore the building in accordance with the Contract, or (ii) deliver to Fortis Lease a termination notice with respect to the building as described in subparagraph (e) below. If customer fails to deliver the written notice pursuant to clause
              (i) above within the thirty (30) day period, the Contract and the Lease Agreement shall continue and customer shall promptly build and restore the building in accordance with the Contract.

       (b) If pursuant to the preceding subparagraph, the Contract and the Lease Agreement shall continue in full force and effect, customer shall, at its sole cost and expense (and, without limitation, if any award, compensation or insurance payment is not sufficient to restore the building in accordance with the Contract, customer shall pay any shortfall), promptly and diligently repair any damage to the building (or restore the building) caused by such destruction or expropriation and in accordance with the terms hereof and the other provisions of the Contract using the as-built plans and specifications for the building so as to restore the building to the same or better condition, operation, function and value as existed immediately prior to such destruction or expropriation.

       (c) If customer has elected or is required to repair or rebuild, customer shall be entitled to receive (and Fortis Lease hereby assigns to customer all of Fortis Lease's right, title and interest in) any award, compensation or insurance proceeds to which customer or Fortis Lease may become entitled by reason of their respective interests in the building subject hereto if all or a portion of the building is damaged or destroyed in whole or in part or subject to expropriation. Customer may appear in any proceeding or action to negotiate, prosecute, adjust or appeal any claim for any award, compensation or insurance payment on account of any such destruction or expropriation and shall pay all expenses thereof. At customer's reasonable request, and at customer's sole cost and expense,

              Fortis Lease shall participate in any such proceeding, action, negotiation, prosecution or adjustment. Fortis Lease and customer agree that the Contract shall control the rights of Fortis Lease and customer in and to any such award, compensation or insurance payment. If customer does not rebuild, the proceeds shall be paid to Fortis Lease.

       (d) In no event shall a destruction or expropriation with respect to which the Contract and the Lease Agreement remains in full force and effect under subparagraph (a) above affect customer's obligations to pay rental pursuant to the Contract or the Lease Agreement or to perform its obligations and pay any amounts due on or prior to the expiry of the Lease Agreement.

       (e)    A termination notice under subparagraph (a) shall contain:
              (i) notice of termination of the Contract and the Lease Agreement on the next occurring rental payment date (the "termination date") and (ii) a binding and irrevocable agreement of customer to pay to Fortis Lease an amount (the "termination payment") equal to the lesser of the Lease Balance (as defined in Article 11) or 89% of the building improvement costs. On the termination date, customer shall pay to Fortis Lease the termination payment and customer's interest in the building shall terminate and any insurance or expropriation proceeds shall be paid over to Fortis Lease.


ARTICLE 16: LEASE AGREEMENT

The Lease Agreement will be converted into a notarial deed, to be executed by Maitre Olivier de Clippele, a notary of Brussels, within ninety days of this agreement being signed. The customer undertakes to appear before the notary for this purpose.

The Lease Agreement forms an integral part thereof. The clauses of the Lease Agreement and this contract are complementary and each of the two documents is to be interpreted in the light of the other. Accordingly, any cancellation, termination or invalidity measures affecting one automatically affect the other. In the event of contradiction, the finance contract will prevail.

ARTICLE 17: EXPROPRIATION

In the event of expropriation for public purposes or any other actions taken by a public authority which impair the tenant's rights of possession in respect of the property, the customer will not be entitled to receive any compensation from Fortis Lease and may not claim any compensation from any third party whatsoever which may reduce the compensation due to Fortis Lease.

The first party informed of the expropriation will inform the other thereof. The procedure will be as specified in Article 15.II and 15.IV.

ARTICLE 18: INTERPRETATION AND VALIDITY

Failure by one of the parties to exercise a right will not be considered as a waiver or a precedent altering the contractual relations. In particular, Fortis Lease will at all times retain the right to demand that the customer strictly respects its contractual obligations, even if Fortis Lease has previously accepted a delay or failure on the customer's part to fulfil all or part of the obligations.

If any one of the provisions laid down in this contract or in the lease agreement ceases to be valid, the other provisions will nonetheless remain in force.


ARTICLE 19: INFORMATION

The customer undertakes to remit its annual accounts and income statement to Fortis Lease every year within six months after the close of the financial year.

The customer accepts that Fortis Lease may have his accounts audited, at the customer's expense, if the above-mentioned documents have not been remitted to Fortis Lease within nine months after the close of the financial year.

In addition the customer undertakes to inform Fortis Lease of any statutory or economic changes which could have an impact on the company's structure, including, in particular:

    changes to the memorandum and articles of association, transactions affecting the entire company, significant changes in the shareholder base, management agreements, applications for loans exceeding BEF 30.000.000, mortgages granted, etc.

All documents and information received by Fortis Lease will be treated as strictly confidential, according to the nature of the said documents, on Fortis Lease's responsibility. However, Fortis Lease may, subject to the same conditions of confidentiality, divulge any information required by the refinance organisation, whose identity may be divulged by Fortis Lease if necessary.


ARTICLE 20: CHANGE IN PARTIES TO THE CONTRACT

If the title to the property which is leased is transferred, Fortis Lease and its general assignees and successors will be required to ensure that the new owner respects all the clauses of this contract and the Lease Agreement, including the option to purchase. In the event of Fortis Lease transferring its title it will inform the customer on a priority basis by registered letter. Fortis Lease will also assume any consequences which this may entail in respect of VAT.

Subject to prior agreement by Fortis Lease, the customer may transfer all of its rights and obligations under this contract and the Lease Agreement.

ARTICLE 21: SINKING FUND

In addition to the rentals and other amounts payable under the Lease Agreement customer shall pay Fortis Lease on each rental payment date an amount equal to BEF 5.055.724 being 59.1080% of the capital portion of the rental payable on such date to establish and fund a "sinking fund" with Fortis Lease.

The sinking fund balance shall accrue interest at the rate of 5.59% (based on the rates applicable on 19/4/2000) and shall be held by Fortis Lease as security for customer's obligations under this Contract and the Lease Agreement.

Upon an event of default, Fortis Lease may utilize the sinking fund to cure any defaults and as additional collateral for customer's obligations. The sinking fund may also be used to pay sums due from the customer to Fortis Lease upon (i) the termination of the Lease Agreement or (ii) exercise of the remarketing option. Fortis Lease may assign the sinking fund for its own business purposes provided that any unused balance of the sinking fund, together with accrued interest, shall be reimbursed to the customer upon termination of the Lease following full satisfaction of the obligations of the customer thereunder.

ARTICLE 22: GUARANTEES

This contract and the Lease Agreement are subject to the following conditions:

ARTICLE 23

Debts with respect to the owner are joint and several, even if they derive from separate contracts. Accordingly, the owner will have the right to cancel the contract, in the event of non-fulfilment by the customer of its obligation undertaken under other contracts concluded with the owner.

ARTICLE 24: APPLICABLE LAW AND JURISDICTION

This contract and the Lease Agreement will be governed by Belgian law.

Any dispute as to the validity, interpretation, or implementation of this contract and the Lease Agreement will be submitted to a single arbitrator designated by the parties or by the President of the Commercial Court, if the parties cannot agree on the arbitrator within two weeks of the application for arbitration being made by registered letter.

Costs will be borne by the losing party. The arbitrator need not file his ruling with the legal record office (Greffe) unless required to do so by one of the parties; the costs entailed will be borne by the party which required the ruling to be filed.

However, legal action instituted for the purpose of obtaining title for registration pursuant to statutory rules of publication will be brought before the Courts.

ARTICLE 25

Fortis Lease reserves the right to pay for and erect, on the building site, a clearly visible notice to the effect that it is involved in financing the construction, as under this contract, by means of leasing.

Such notice will be included among the other notices erected on the site by the customer and the various contractors. The customer hereby gives his explicit agreement to this.

Done in                  on
in two copies, each party acknowledging receipt of its copy.

N.V. XEIKON                                        N.V. FORTIS LEASE
represented by                                     represented by



A.BUTS        J. VAN DAELE             C.BOOGMANS            F.F. VOORHELST
Managing      Director                 ManagerCPRE           Commercial Manager
Director

APPENDICES TO FINANCE CONTRACT

I   Ground plans (article 2 a)

II  Plans and specifications (article 2 b)

III Lease agreement (article 16)